Exhibit 99.1

AquaBounty Announces a Pause to Ohio Farm Construction While It Evaluates Scope Alternatives and a Possible Phased Approach

MAYNARD, Mass., June 2, 2023 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance operational performance and sustainability, announced today that the Company will pause the construction of its farm in Pioneer, Ohio due to a substantial increase in its estimated cost of completion.  The Company will now take the required time to evaluate the timing and cost of size and scope alternatives, including a phased approach to complete the project.

Sylvia Wulf, Chief Executive Officer of AquaBounty, said: “During the past three years, AquaBounty has been working with its design and construction partners to manage through and mitigate the increasing costs that were exacerbated by historic inflation levels to complete construction of its Pioneer, Ohio farm.  As cost estimates provided by our initial design/construction firm continued to increase, we engaged a second construction firm in January of this year to review the current cost estimates and to rebid the remaining construction elements in order to finalize the project’s Guaranteed Maximum Price (“GMP”), which was integral to completing our municipal bond financing.

“Despite the value engineering and cost reduction efforts we undertook, the GMP estimate that we received came in at a price that is significantly above our previously disclosed estimate of $375 - $395 million.  Given this information, we cannot finance the project through a municipal bond placement without a significant increase in the Company’s equity contribution.  As a result, the Company has put an immediate pause on further construction of the site while the management team undertakes a detailed review of its strategic options, including evaluating a smaller scope or size for the farm.

“We’ve been working closely with the Village of Pioneer on the water and wastewater lines for the Ohio farm and the Village has approved the creation of a public utility, which will own and operate the water and wastewater lines required for the farm’s operation.  AquaBounty is currently waiting for the issuance of the Right of Way (“ROW”) permit from Williams County.  As we have said from the beginning, we are excited about what our project can contribute to the Village and the County, and we are committed to being good neighbors and supporting the local community.  We appreciate the support and collaboration from the State of Ohio, Williams County Economic Development Corporation and the Village of Pioneer.

“We believe in this project and its importance to the Company’s growth strategy.  Our focus now is on bringing it to completion in a manner that is prudent for the Company and our shareholders. In the meantime, we intend to continue to supply our customer base with salmon from our Indiana farm, while using that facility to improve our operational practices and to test new technologies in preparation for the Ohio farm start up.  Progress also continues at our PEI farms to expand the production of non-transgenic eggs and fry and on our R&D work focused on improvements in our broodstock and the improvements in the overall health and well-being of our fish.  I look forward to providing further updates on our review process over the coming months as we strive to create sustainable value for our shareholders,” concluded Wulf.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based sustainable aquaculture from start to finish.  As a vertically integrated Company from Broodstock to grow out, we are leveraging decades of expertise in fish breeding, genetics, and health & nutrition to deliver disruptive solutions that address food insecurity and climate change issues.  We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, located in Indiana, United States and Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding AquaBounty’s plans for completing the construction of its Pioneer, Ohio farm including evaluation of a phased approach to construction and smaller scope or size for the farm, the potential timing and issuance relating to regulatory approvals, including with respect to the ROW permit, AquaBounty’s expectations regarding alternative construction financing and AquaBounty’s expectations regarding its ongoing operations. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “continue,” “project,” “plan,” “moving forward,” “believe,” “can,” “will,” “may,” “undertake,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are, among other things, the potential for delays and increased costs related to construction of our new farms and renovations to existing farms; a failure to raise additional capital to finance our activities on acceptable terms, including due to potential changes to construction plans; an inability to produce and sell our products in sufficient volume and at acceptable cost and prices; any inability to protect our proprietary rights and technologies; the potential loss of contractors from the Ohio Farm project during a construction pause; the possible damage to equipment and infrastructure at the Ohio Farm; the effect of changes in applicable laws, regulations and policies; our ability to secure any necessary regulatory approvals and permits, including the ROW permit, for the farm; AquaBounty’s business and financial condition, and the impact of general economic (including with respect to inflation), public health, industry or political conditions in the United States and internationally; the degree of market acceptance of our products; our failure to retain and recruit key personnel; and the price and volatility of our common stock. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For information regarding the risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com

Investor Relations:
Lucas A. Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us